SECURITIES AND EXCHANGE COMMISSION
                           REGISTRATION NO. 333-110324

                       ==================================


                          AMENDMENT NO. 6 TO FORM SB-2


                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                       ==================================

                           KING CAPITAL HOLDINGS, INC.
              (Exact Name of Small Business Issuer in its Charter)

        FLORIDA                      6163                    16-1682307
(State of Incorporation)       (Primary Standard        (IRS Employer ID No.)
                               Classification Code)

                             9387 S. OLD STATE ROAD
                            LEWIS CENTER, OHIO 43035
                                  (770)514-2006
             (Address and Telephone Number of Registrant's Principal
               Executive Offices and Principal Place of Business)

                                    SEAN KING
                             9387 S. OLD STATE ROAD
                            LEWIS CENTER, OHIO 43035
                                  (770)514-2006
            (Name, Address and Telephone Number of Agent for Service)

                          Copies of communications to:
                              GREGG E. JACLIN, ESQ.
                              ANSLOW & JACLIN, LLP
                             4400 ROUTE 9, 2ND FLOOR
                              FREEHOLD, NEW JERSEY
                          TELEPHONE NO.: (732) 409-1212
                          FACSIMILE NO.: (732) 577-1188

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective. If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration Statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

CALCULATION OF REGISTRATION FEE

                                                  Amount to be    Proposed Maximum  Proposed Maximum
                                                  Registered      Aggregate         Aggregate          Amount of
Title of Each Class Of                            Offering Price  Offering Price                       Registration fee
securities to be Registered                                       per share
Common Stock of par value $0.001 per share         126,400          $0.083         $10,491.20         $.96

The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c). Our common stock is not traded and any national exchange and in accordance with Rule 457, the offering price was determined by the price shareholders were sold to our shareholders in a private placement memorandum. The price of $0.083 is a fixed price at which the selling security holders may sell their shares until our common stock is quoted on the OTC Bulletin Board at which time the shares may be sold at prevailing market prices or privately negotiated prices.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

                                   PROSPECTUS

                           KING CAPITAL HOLDINGS, INC.
                                 126,400 SHARES
                                  COMMON STOCK

The selling shareholders named in this prospectus are offering all of the shares of common stock offered through this prospectus. Our common stock is presently not traded on any market or securities exchange. The 126,400 shares of our common stock can be sold by selling security holders at a fixed price of $.083 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

The purchase of the securities offered through this prospectus involves a high degree to risk. You should carefully consider the factors described under the heading "Risk Factors" beginning on Page 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. The shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED JUNE 21, 2004

                                TABLE OF CONTENTS

                                                                            PAGE
Summary
Risk Factors                                                                  2
Use of Proceeds                                                               7
Determination of Offering Price                                               7
Dilution                                                                      7
Selling Shareholders                                                          8
Plan of Distribution                                                          9
Legal Proceedings                                                            10
Directors, Executive Officers, Promoters and Control Persons                 10
Security Ownership of Certain Beneficial Owners and Management               11
Description of Securities Interests of Named Experts and Counsel             11
Disclosure of Commission Position of Indemnification for
 Securities Act Liabilities                                                  13
Organization Within Last Five Years                                          13
Description of Business                                                      13

Plan of Operation                                                            21
Description of Property                                                      23
Certain Relationships and Related Transactions                               24
Market for Common Equity and Related Stockholder Matters                     24
Executive Compensation                                                       25
Available Information                                                        25

Index to Financial Statements                                                F


================================================================================

                                ABOUT OUR COMPANY


We were incorporated on April 24, 2003 under the laws of the State of Florida and we commenced operations for the purposes of evaluating, structuring, and completing a merger with or acquisition of a private company in the mortgage brokerage industry. On September 22, 2003, we acquired all of the outstanding units of King Capital, LLC, an Ohio limited liability corporation in consideration for the issuance of a total of 10,000,000 shares of our common stock to the King Capital, LLC unit holders pursuant to a Unit Purchase Agreement and Share Exchange Between King Capital, LLC and us. Pursuant to the Agreement, King Capital, LLC became our wholly owned subsidiary. We entered into this agreement in order to pursue our business plan of acting as a holding company for companies in the mortgage brokerage industry. This transaction was a related party transaction since Sean King was the principal shareholder of both King Capital, LLC and us prior to the merger and therefore, this transaction was not an arms-length transaction. No finder fees or compensation, direct or indirect, were paid in connection with this merger. In the future it is possible that we may enter into additional transactions with companies in this industry in furtherance of these business objective. Currently, we do not have any contemplated acquisitions and have had not discussions with companies in the industry to complete such a transaction.


Until this merger our activities had been limited to actions related to our organization and we conducted virtually no business operations. Now our principle line of business is engaging as a mortgage broker.


Our principal offices are located at 9387 S. Old State Road, Lewis Center, Ohio 43035 and our telephone number is (770)514-2006. We are not a blank check company as defined in Rule 419 since we have conducted operating activities and have taken affirmative steps in the operation of our business activities.


Our subsidiary, King Capital, LLC, is a mortgage broker and generates revenues by originating mortgage loans that are funded by third parties. We are a provider of traditional mortgage services. Our services include originating and processing mortgage loans at our offices. We are licensed currently as a mortgage broker in Ohio. We may apply for mortgage broker licenses in other states if we believe that there is sufficient demand for our mortgage services in those states. We conduct our business primarily through mortgage brokers who are independent contractors. We currently have six full time and four part time employees, including Sean King, our founder and principal shareholder.

Summary Financial Data

The following summary financial data should be read in conjunction with "Management's Discussion and Analysis or Plan of Operation" and the Financial Statements and Notes thereto, included elsewhere in this Prospectus. The statement of operations data for the years ended December 31, 2002 and December 31, 2003 are derived from our audited financial statements. Balance sheet data at December 31, 2003 and December 31, 2002 are derived from our audited financial statements. The statement of operations data for the quarter ended March 31, 2004 and March 31, 2003 are derived from our unaudited financial statements. Balance sheet data at March 31, 2004 and March 31, 2003 are derived from our unaudited financial statements.




                           Three Months            Year Ended        Year Ended
                                  Ended           December 31,      December 31,
                         March 31, 2004                  2003              2002
                            (Unaudited)
STATEMENT OF OPERATIONS
Revenues                        141,782                374,890           136,340
Net Income                        6,404                  1,169            36,027
Total Operating Expenses        134,250                373,806           100,357


                                  As of                  As of
                               March 31,           December 31,
                                   2004                   2002
                             (Unaudited)
BALANCE SHEET DATA

Cash                             41,647                 10,855
Total Current Assets             57,769                 24,187
Total Assets                     88,722                 26,236
Total Liabilities                64,470                 14,363
Stockholders(Members)Equity      24,252                 11,873


                                  RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus and any other filings we may make with the United States Securities and Exchange Commission in the future before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. Please note that throughout this prospectus, the words "we", "our" or "us" refer to us and not to the selling stockholders.

WE MAY REQUIRE ADDITIONAL FUNDS TO ACHIEVE OUR CURRENT BUSINESS STRATEGY AND OUR INABILITY TO OBTAIN ADDITIONAL FINANCING WILL INHIBIT OUR ABILITY TO EXPAND OR EVEN MAINTAIN OUR BUSINESS OPERATIONS.

We may need to raise additional funds through public or private debt or sale of equity to achieve our current business strategy. As of March 31, 2004, our working capital is a deficiency of $6,701. The financing we need may not be available when needed. Even if this financing is available, it may be on terms that we deem unacceptable or are not agreeable to you with respect to dilution of book value, dividend preferences, liquidation preferences, or other terms. Our inability to obtain financing will inhibit our ability to implement our development strategy and become profitable in the future.

We are seeking equity financing of between $250,000 and $500,000 to cover our expenses. If we cannot raise at least $250,000 it will have a significant impact on our liquidity and our ability to proceed with our business expansion plans. If we are unable to obtain financing on reasonable terms, we could be forced to delay, scale back or eliminate certain product and service development programs.

In addition, without financing on reasonable terms we may not be able to properly market and promote our services which may not allow us to generate sufficient revenues to hire additional brokers. If we do not have sufficient capital to market our services we may not be able to develop the relationships necessary to continue to build our mortgage brokering business.

OUR INDEPENDENT AUDITORS HAVE EXPRESSED DOUBTS ABOUT OUR ABILITY TO CONTINUE
AS A GOING CONCERN AND HAVE ISSUED A REPORT WHICH MAY HURT OUR ABILITY TO
RAISE ADDITIONAL FINANCING AND ULTIMATELY OUR ABILITY TO CONTINUE OUR OPERATION

The report of our independent auditors on our financial statements for the year ended December 31, 2003 contains an explanatory paragraph which indicates that the Company has a working capital deficiency of $14,750 and this raises substantial doubt about our ability to continue as a going concern. Our independent auditors are of the opinion that if we do not raise additional capital our operations will fail. This reportand the existence of this working capital deficiency may make it more difficult for us to raise additional debt or equity financing needed to run our business and is not viewed favorably by analysts or investors. We urge potential investors to review this report before making a decision to invest in us. In addition, this report may have the effect of decreasing our common stock price.

WE HAVE A LIMITED OPERATING HISTORY THAT YOU CAN USE TO EVALUATE US AND THEREFORE WE MAY NOT SURVIVE IF WE FAIL TO GENERATE SUFFICIENT REVENUES TO PURSUE OUR PLAN OF OPERATIONS

We were incorporated on April 24, 2003 and our wholly owned subsidiary, King Capital, LLC was incorporated on November 29, 2001. To date, we have limited operations. Accordingly, you can evaluate our business, and therefore our future prospects, based only on a limited operating history. You must consider our prospects in light of the facts that we have limited cash, goodwill and market name. To date, we have completed only part of our business plan. As a start-up company, we can provide no assurances that we will be able to make the necessary steps to achieve profitability in the future, such as expanding our customer base and expanding our mortgage services.

We are subject to all the substantial risks based on our management's limited experience in managing the day to day operations of a mortgage broker. We can provide no assurance that we will be able to successfully generate additional revenues, operate profitably, or make any distributions to the holders of our securities. We have a limited business history for you to analyze or to aid you in making an informed judgment as to the merits of an investment in our securities. Any investment in our common stock should be considered a high risk investment because you will be placing funds at risk in an unseasoned start-up company with unforeseen costs, expenses, competition and other problems to which start-up ventures are often subject.

As we have such a limited history of operation, you will be unable to assess our future operating performance or our future financial results or condition by comparing these criteria against our past or present equivalents.

IF WE ARE UNABLE TO GENERATE SIGNIFICANT REVENUES FROM OUR OPERATIONS, WE MAY BE UNABLE TO EXPAND OUR SERVICES AND MAY BE FORCED TO CEASE OPERATIONS

If we are unable to generate significant revenues from our operations, we could be forced to delay, scale back or eliminate certain services. We intend to increase the number of services we feature and to further promote and market our services. Ultimately the expansion of our services may allow us to become more profitable. However, if we can not properly service our clients due to a lack of revenue, we may lose out on referral business which is a major part of our industry In addition, without sufficient revenues we will not be able to expand our business operations to other locations as we currently plan.

WE ARE DEPENDENT ON THE SERVICES OF OUR SOLE OFFICER AND DIRECTOR AND IF WE LOST HIS SERVICES THEN WE MAY BE FORCED TO CEASE OPERATIONS

We are dependent on the services of Sean King, our sole officer and director, and our success depends on the continued efforts of Mr. King to manage our business operations. At the present time, Mr. King devotes approximately 40 hours per week to the business affairs of the company. Without the services of Mr. King we have no additional employees capable of managing our day to day operations and therefore we would be forced to severely curtail and possibly cease our operations.

IF INTEREST RATES RISE, DEMAND FOR OUR MORTGAGE LOANS MAY DECREASE WHICH WOULD RESULT IN FEWER MORTGAGE LOANS WHICH MAY NOT ALLOW US TO GENERATE SUFFICIENT REVENUES TO SUSTAIN OUR OPERATIONS

In periods of rising interest rates, demand for mortgage loans typically declines. During those periods, we will likely originate fewer mortgage loans and our revenues will decline.

If interest rates rise significantly, the demand for refinancing and new mortgages will decrease. Without a sufficient demand for refinancing we could be forced to decrease the number of mortgage brokers that will be working on our behalf. Interest rate changes have a greater effect on the market for refinancing because refinancing is motivated primarily by a borrower's desire to lower financing costs. These interest rate fluctuations may produce fluctuating earnings which may make it difficult to determine if we are in a position to hire additional personnel. With fewer brokers working for us we may not be in a position to properly market our services to potential consumers purchasing homes. This failure to take advantage of the purchase market may ultimately affect our ability to expand our business operations.

BECAUSE WE DEPEND ON THIRD PARTY COMPANIES TO PROVIDE SERVICES, IF THESE COMPANIES FAIL TO DELIVER TIMELY AND COMPETENTLY THESE SERVICES OUR BUSINESS AND REPUTATION WILL NO LONGER BE RELIED UPON BY OUR CUSTOMERS RESULTING IN A CORRESPONDING LOSS OF MARKET SHARE AND DECREASE IN REVENUE.

We depend on third party companies to perform services for our business such as appraisals, credit reports and title searches. Any interruptions or delays by these service providers in obtaining these services may cause delays in our processing and closing of mortgage loans, which could create customer dissatisfaction and injure our market position. Although we may have no control over these third parties, our reputation and goodwill will no longer be able to be relied upon if these parties fail to provide their services in a timely manner which could mean the loss of our clients and potential referrals. Any delays in servicing our clients in a timely manner may cause us to lose our referral business which is essential for the development of our current business as well as the potential expansion of our business operations to other locations.

OUR REVENUES MAY DECREASE IF GOVERNMENT SPONSORED PROGRAMS LIKE FANNIE MAE, FREDDIE MAC AND GINNIE MAE DECREASE BUYING LOANS IN THE SECONDARY MARKET.

The mortgage industry depends indirectly on the continued existence of government sponsored programs like Fannie Mae, Freddie Mac and Ginnie Mae to buy loans in the secondary market. These government programs provide liquidity to the mortgage market. Any decline in the secondary market level of activity, or increase in the underwriting criteria, of Fannie Mae, Freddie Mac, Ginnie Mae or other private mortgage investors, would probably reduce the total number of originated mortgage loans. If the secondary market is not as active and lenders can not resell their loans as quickly, lenders reduce the number of loans that they fund. If there is a decrease in the number of loans that mortgage lenders are willing to fund, it will probably decrease the number of mortgage loans which we originate, which would reduce our total revenues.

THE REAL ESTATE INDUSTRY IS BOTH SEASONAL AND CYCLICAL WHICH MAY LEAD TO REVENUES THAT ARE INCONSISTENT FROM MONTH TO MONTH.

Our business is seasonal. We anticipate that as the online mortgage origination industry matures, our business will be increasingly susceptible to the same seasonal factors that affect the mortgage industry as a whole. The real estate industry experiences a decrease in activity during the winter. Because of our limited operating history, however, we do not know if or when any seasonal pattern will develop or the size or nature of any seasonal pattern in our business.

In addition, the residential real estate and mortgage business in which we operate is cyclical. Shifts in the economy and interest rates, as well as in residential real estate values, generally affect the number of home sales and refinancing activities. Sales of residential homes in the United States have been at historically high levels. The economic swings in the real estate industry may be caused by various factors. When interest rates are high or national and global economic conditions are perceived to be, or are weak, there is typically less sales activity in real estate. A decrease in the current level of sales of real estate and those products and services related to the real estate industry would impact the demand for our services which may not allow us to hire or retain the additional personnel needed for the expansion of our business.

THE REGULATORY ENVIRONMENT IS COMPLEX AND EVER CHANGING AND INCREASING FEES INCURRED IN OUR CONTINUED COMPLIANCE WITH THESE GUIDELINES MAY NOT ALLOW US TO PURSUE OUR EXPANSION PLANS.

At the federal level, our mortgage brokering activities are regulated under a variety of laws, including the Truth in Lending Act and Regulation Z, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Fair Credit Reporting Act, the Real Estate Settlement Procedures Act and Regulation X and the Home Mortgage Disclosure Act of 1975 and Regulation C. As the mortgage lending and brokerage businesses evolve in the online environment, legislators, regulators and industry participants may advocate additional legislative or regulatory initiatives. Should existing laws or regulations be amended or new laws or regulations be adopted, we may need to comply with additional legal requirements and incur additional expenses.

CHANGES IN THE LAW GOVERNING TAX TREATMENT OF HOME MORTGAGE INTEREST MAY CAUSE US TO LOSE BUSINESS FROM THE PURCHASE OF HOMES.

The reduction or elimination of tax benefits associated with the deductibility of mortgage interest from federal and state income tax will decrease the demand for residential mortgage loans. Members of Congress, government officials and political candidates have from time to time suggested the elimination of mortgage interest deductions based on borrower income, type of loan or principal amount. Because many of our loans are made to borrowers for the purpose of purchasing a home, the competitive advantage of tax deductible interest, when compared with alternative sources of financing, could be eliminated or seriously impaired by this type of governmental action. Without this tax benefit a lot our potential customers may not invest in real estate. The loss of even part of our business from customers purchasing homes would impact our ability to expand our services.

BECAUSE SEAN KING'S CONTROL MAY PREVENT YOU FROM CAUSING A CHANGE IN THE COURSE OF OUR OPERATIONS, THE VALUE OF YOUR RIGHT TO VOTE IS LIMITED SINCE YOU WILL BE UNABLE TO REMOVE SEAN KING IF YOU DO NOT AGREE WITH HIS DECISIONS REGARDING OUR OPERATIONS.

Sean King beneficially owns approximately 95.16% of our common stock. Accordingly, for as long as Mr. King continues to own more than 50% of our common stock, he will be able to elect our entire board of directors, control all matters that require a stockholder vote (such as mergers, acquisitions and other business combinations) and exercise a significant amount of influence over our management and operations. Therefore, regardless of the number of our common shares sold you will be unable to cause a change in the course of our operations. As such, the value attributable to the right to vote is limited. This concentration of ownership could result in a reduction in value to the common shares you own because of the ineffective voting power, and could have the effect of preventing us from undergoing a change of control in the future. Since Mr. King owns a majority of the shares he will continue to control the Board of Directors and you will not have the ability to affect our corporate decisions. If Mr. King makes decisions which you believe is not in the best interests of us and our shareholder, you will not be in a position to remove Mr.King as our officer and director. In addition, in the event of liquidation of our assets, due to Mr. King's control you may have limited rights to our property.

YOU MAY NOT BE ABLE TO LIQUIDATE YOUR INVESTMENT SINCE THERE IS NO ASSURANCE THAT A PUBLIC MARKET WILL DEVELOP FOR OUR COMMON STOCK OR THAT OUR COMMON STOCK WILL EVER BE APPROVED FOR TRADING ON A RECOGNIZED EXCHANGE.

There is no established public trading market for our securities. After this document is declared effective by the Securities and Exchange Commission, we intend to seek a market maker to apply for a quotation on the OTC BB in the United States. Our shares are not and have not been listed or quoted on any exchange or quotation system. We cannot assure you that a market maker will agree to file the necessary documents with the OTC BB, nor can there be any assurance that such an application for quotation will be approved or that a regular trading market will develop or that if developed, will be sustained. In the absence of a trading market, unless we decide to issue dividends or purchase your shares, you may be unable to sell your shares which would result in the loss of your investment.

OUR COMMON STOCK IS CONSIDERED A PENNY STOCK, WHICH IS SUBJECT TO RESTRICTIONS ON MARKETABILITY, SO YOU MAY NOT BE ABLE TO SELL YOUR SHARES.

If our common stock becomes tradable in the secondary market, we may be subject to the penny stock rules adopted by the Securities and Exchange Commission that requires brokers to provide extensive disclosure to its customers prior to executing trades in penny stocks. These disclosure requirements may cause a reduction in the trading activity or our common stock, which in all likelihood would make it difficult for our shareholders to sell their securities. See "Penny Stock Considerations" on pages 35-36.

OUR STOCK PRICE MAY DECREASE DUE TO OUR MARKET CAP BASED ON THE FUTURE ISSUANCES OF ADDITIONALSHARES OF COMMON OR PREFERRED STOCK.

Our Articles of Incorporation authorize the issuance of one hundred million shares of common stock. As of June 21, 2004, we had 33,101,400 shares of common stock issued and outstanding. As such, our Board of Directors has the power, without shareholder approval, to issue up to 67,898,600 shares of common stock. The issuance of such shares will dilute the shares held by the current shareholders. In addition, our articles of incorporation also provide that we are authorized to issue up to 10,000,000 shares of blank check preferred stock with a par value of $.001 per share. "Blank Check" means that the rights and preferences of the preferred shares have not been determined. As of the date of this prospectus, there are no shares of preferred stock issued and outstanding. However, our Board of Directors has the authority, without further action by the shareholders, to issue from time to time the preferred stock and with such relative rights, privileges, preferences and restrictions that the Board may determine. Any issuance of preferred stock will dilute the voting power or other rights of the holders of common stock. If preferred shares are issued it may impact our decision to issue dividends since this may increase the number of dividends that we would be issuing. In addition, it is possible that the Board of Directors may determine that the preferred shares will have rights and preferences, including dividend rights, over the common stockholders.

                                 USE OF PROCEEDS

The selling stockholders are selling shares of common stock covered by this prospectus for their own account. We will not receive any of the proceeds from the resale of these shares. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

                         DETERMINATION OF OFFERING PRICE

Since our shares are not listed or quoted on any exchange or quotation system, the offering price of the shares of common stock was arbitrarily determined. The offering price was determined by the price shares were sold to our shareholders in a private placement memorandum pursuant to Section 4(2) of the Securities Act of 1933 in August 2003 and adjusted pursuant to the subsequent 3-1 forward split undertaken by us.

The offering price of the shares of our common stock has been determined arbitrarily by us and does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. Although our common stock is not listed on a public exchange, we will be filing to obtain a listing on the Over The Counter Bulletin Board (OTCBB) concurrently with the filing of this prospectus. However, there is no assurance that our common stock, once it becomes listed on a public exchange, will trade at market prices in excess of the initial public offering price as prices for the common stock in any public market which may develop will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for the common stock, investor perception of us and general economic and market conditions.

                                    DILUTION

The common stock to be sold by the selling shareholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing shareholders.

                           PENNY STOCK CONSIDERATIONS

Our common stock is considered penny stock. Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. The broker-dealer must also make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules.

                              SELLING SHAREHOLDERS

The shares being offered for resale by the selling stockholders consist of the 33,800 shares of our common stock sold to 39 shareholders. Such shares were issued in reliance on an exemption from registration under Section 4(2) of the Securities Act of 1933. On September 26, 2003, our directors and shareholders approved a 3-1 forward split of our outstanding common shares increasing the amount of shares owned by these investors to 101,400. The shares being offered for resale also consist of the 25,000 shares of the shares received by Shelley Goldstein pursuant to the interest purchase and share exchange agreement with King Capital, LLC and issued pursuant to an exemption from registration at
Section 4(2) of the Securities Act of 1933.

The following table sets forth the name of the selling stockholders, the number of shares of common stock beneficially owned by each of the selling stockholders as of June 21, 2004 and the number of shares of common stock being offered by the selling stockholders. The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for resale from time to time. However, the selling stockholders are under no obligation to sell all or any portion of such shares nor are the selling stockholders obligated to sell any shares immediately upon effectiveness of this prospectus. All information with respect to share ownership has been furnished by the selling stockholders.

                                                       Shares of
Name of selling stockholder       Shares of common      common          Shares of common stock
                                 Stock owned prior    stock to be        owned After offering
                                   to offering(1)      sold (1)         Number           Percent
------------------------------------------------------------------------------------------------
Todd Bragg                           1,200               1,200                 0              0
Gregory Bruggeman                    1,200               1,200                 0              0
Melissa Bruggeman                    1,200               1,200                 0              0
Lisa Cohen                           1,200               1,200                 0              0
Scott W. Costin                      3,000               3,000                 0              0
Randall Furman                       1,200               1,200                 0              0
Shelby Furman                        1,200               1,200                 0              0
Lester Glaser                        3,000               3,000                 0              0
Richard Glaser                       3,000               3,000                 0              0
Alvin Goldstein                     12,000              12,000                 0              0
Inge Goldstein                       2,400               2,400                 0              0
Shelley Goldstein                1,500,000              25,000         1,475,000           4.45%
Robert Gordon                        3,000               3,000                 0              0



                                        8


Frank Greenberg                      3,000               3,000                 0              0
Kenneth Greenberg                   12,000              12,000                 0              0
Denis R. King (1)                    1,200               1,200                 0              0
Denis R. King, Jr. (2)               1,200               1,200                 0              0
Heather King (3)                     1,200               1,200                 0              0
Janus King (4)                       1,200               1,200                 0              0
Joan King  (5)                       1,200               1,200                 0              0
Joseph and Diane Kocienda            3,000               3,000                 0              0
Mark Kulkowitz                       1,200               1,200                 0              0
Ronald McKenna                       1,200               1,200                 0              0
Alexander Lichtman                   7,500               7,500                 0              0
Max Lichtman                         7,500               7,500                 0              0
Alan Lucera (6)                      1,200               1,200                 0              0
Amy Lybrook                          1,200               1,200                 0              0
Harris Millman                       3,000               3,000                 0              0
Nathan Orms                          1,200               1,200                 0              0
Kevin Patterson                      1,200               1,200                 0              0
Charlene Prosnik                     1,200               1,200                 0              0
Jason Prosnik                        1,200               1,200                 0              0
Stephanie Prosnik                    1,200               1,200                 0              0
Vincent Prosnik                      1,200               1,200                 0              0
Scott Rhodes                         2,400               2,400                 0              0
Victor Rones                         3,000               3,000                 0              0
Shirley Ryan                         3,000               3,000                 0              0
Neil Studd                           1,200               1,200                 0              0
Scott Shiffman                       3,000               3,000                 0              0
Robin Warrens                        1,200               1,200                 0              0

The named parties beneficially own and have sole voting and investment power over all shares or rights to these shares. Several of these selling shareholders are also selling shareholders in registration statements filed by other companies such as Travel Hunt Holdings Inc., FishtheWorld Holdings Inc., Asturias Industries Inc. and Wireless Holdings Inc. These selling shareholders are not acting as a partnership, syndicate or other group for the purpose of acquiring, holding or disposing of securities.

1. Denis R. King is the father of Sean King; 2. Denis R. King, Jr. is the brother of Sean King; 3. Heather A. King is the sister-in-law of Sean King; 4. Janus King is the wife of Sean King; 5. Joan King is the mother of Sean King; and 6. Alan J. Lucero is the father-in-law of Sean King.

                              PLAN OF DISTRIBUTION

The selling security holders may sell some or all of their shares at a fixed price of $.083 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. Sales by selling security holder must be made at the fixed price of $.083 until a market develops for the stock.

The shares may be sold or distributed from time to time by the selling stockholders, the selling stockholders, directly to one or more purchasers ( ) or through brokers or dealers who act solely as agents, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The distribution of the shares may be effected in one or more of the following methods:

     o    ordinary brokers transactions, which may include long or short sales,
     o transactions involving cross or block trades on any securities or market where our common stock is trading,
     o purchases by brokers or dealers and resale by such purchasers for their own accounts pursuant to this prospectus,
     o in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents,
     o through transactions in options, swaps or other derivatives (whether exchange listed or otherwise), or
     o    any combination of the foregoing.

In addition, the selling stockholders may enter into hedging transactions with broker-dealers who may engage in short sales, if short sales were permitted, of shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus. It is possible that the selling shareholders may be deemed to be underwriters under the federal securities laws.

Brokers, dealers, or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent (which compensation as to a particular broker-dealer may be in excess of customary commissions). Neither the selling stockholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholders and any other stockholder, broker, dealer or agent relating to the sale or distribution of the shares. We do not anticipate that either our shareholders or we will engage an underwriter in the selling or distribution of our shares.

We have informed security holders that, during such time as they may be engaged in a distribution of any of shares we are registering by this registration statement, they are required to comply with Regulation M. In general, Regulation M precludes any selling security holder, any affiliated purchasers and any broker-dealer or any other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M defines a "distribution" as an offering of securities that is distinguished from ordinary trading efforts and selling methods. Regulation M also defines a "distribution participant" as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

Regulation M prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of the security, except as specifically permitted by Rule 104 of Regulation M. These stabilizing transactions may cause the price of our common stock to be more than it would otherwise be in the absence of these transactions. We have informed the selling security holders that stabilizing transactions permitted by Regulation M allow bids to purchase our common stock if the stabilizing bids do not exceed a specified maximum. Regulation M specifically prohibits stabilizing that is the result of fraudulent, manipulative, or deceptive practices. Selling security holders and distribution participants are required to consult with their own legal counsel to ensure compliance with Regulation M.

We will not receive any proceeds from the sale of the shares of the selling security holders pursuant to this prospectus. We have agreed to bear the expenses of the registration of the shares and the entire offering, including legal, accounting fees, transfer agent fees and any miscellaneous expenses and such expenses are estimated to be approximately $20,000.

                                LEGAL PROCEEDINGS

There are no legal proceedings pending or threatened legal actions against us.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our executive officers and directors and their respective ages as of June 21,

2004 are as follows:


NAME                       AGE        POSITION
----                       ---        -------------------------------
Sean King                  33        President, Chief Executive Officer,
                                     Chief Financial Officer and Director

Set forth below is a brief description of the background and business experience of our executive officers and directors for the past five years.

Sean King has been the President and sole director of King Capital Holdings, Inc. since April 2003. He has been the President and Managing Member of our wholly owned subsidiary, King Capital, LLC since November, 2001. In such capacity he managed this residential and commercial financing company and was actively involved in the creation of sales campaigns, trained loan officers and consulted with clients. From December 2000 to September 2001, Mr. King was a sales manager for LAWGIBB a software development company. In such position he targeted Fortune 1000 companies and other identified businesses as well as to created a sales campaign and develop action plans for the company. From October 1997 to December 2000, Mr. King was the managing partner of King Law & Tax, P.A. where he worked as an attorney in corporate transaction, consulting and complex commercial litigation. He also assisted his clients in the development and implementation of strategic, tactical and marketing plans.

Mr. King received his Master of Business Administration from the University of Miami in 1996. He also received his Juris Doctor from the University of Miami in 1995. He attended the University College of London where his legal studies focused on European Economic Union. He received his Bachelor of Science in Business Administration from the Ohio State University in 1993.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


The following table provides the names and addresses of each person known to us to own more than 5% of our outstanding common stock as of June 21, 2004, and by the officers and directors, individually and as a group. Except as otherwise indicated, all shares are owned directly.

                      Name and Address          Amount and Nature      Percent
Title of Class        of Beneficial Owner       of Beneficial Owner    of Class
--------------        -------------------       -------------------    --------
Common Stock          Sean King                          31,500,000      95.16%
                      155 Green Meadows Drive South
                      Westerville, Ohio 33081


Officers and Directors                                   31,500,000      95.16%
as a Group

The percent of class is based on 33,101,400 shares of common stock issued and outstanding as of June 21, 2004.

                            DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of 100,000,000 shares of common stock at a par value of $ 0.001 per share and 10,000,000 shares of preferred stock at a par value of $ 0.001 per share.

Common and Preferred Stock

As of June 21, 2004, 33,101,400 shares of common stock are issued and outstanding and held by 41 shareholders. Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote.

Holders of common stock do not have cumulative voting rights.

Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of our common stock representing a majority of the voting power of our capital stock issued and outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation.

Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

Our articles of incorporation also provide that we are authorized to issue up to 10,000,000 shares of blank check preferred stock with a par value of $.001 per share. As of the date of this prospectus, there are no shares of preferred stock issued and outstanding. Our Board of Directors has the authority, without further action by the shareholders, to issue from time to time the preferred stock in one or more series for such consideration and with such relative rights, privileges, preferences and restrictions that the Board may determine.

The preferences, powers, rights and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and purchase funds and other matters. The issuance of preferred stock could adversely affect the voting power or other rights of the holders of common stock.

Warrants

There are no outstanding warrants to purchase our securities.

Options

There are no options to purchase our securities outstanding. We may in the future establish an incentive stock option plan for our directors, employees and consultants.

                     INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee. Gregg E. Jaclin of Anslow & Jaclin, LLP, our independent legal counsel, has provided an opinion on the validity of our common stock.

The financial statements included in this prospectus and the registration statement have been audited by Webb & Co., PA, certified public accountants, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

              DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified as provided by the Florida Statutes and our Bylaws. We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

                       ORGANIZATION WITHIN LAST FIVE YEARS

We were incorporated on April 24, 2003 in the State of Florida. Our wholly-owned subsidiary, King Capital, LLC was organized as a limited liability corporation in the State of Ohio on November 29, 2001. Prior to receiving its mortgage brokerage license in March 2002, our subsidiary did not conduct any business operations. On September 22, 2003, pursuant to an Interest Purchase Agreement and Share Exchange between King Capital, LLC and us, we acquired all of the units of King Capital, LLC from the King Capital, LLC shareholders in consideration for the issuance of 10,000,000 shares of our common stock to the King Capital, LLC unitholders. Pursuant to the Agreement, King Capital, LLC became our wholly owned subsidiary. The purpose for this merger with King Capital, LLC was to acquire an operating company which we believed has a successful business plan.

DESCRIPTION OF BUSINESS

We are a provider of traditional mortgage services and we derive our revenues from the brokering of mortgage loans We charge a fixed processing fee of $350.00, a credit report fee, a brokerage fee of approximately $550, and an origination fees which range from 1 to 4 percentage fees. We recognize revenues when the loan is closed, at which time we are paid by the lender. All of our business is undertaken through our wholly owned subsidiary, King Capital, LLC and we served as a holding company for King Capital, LLC and any other companies that we may acquire in the mortgage broker industry. Sean King, our sole officer, director and principal shareholder is currently in compliance with all licensing requirement for the State of Ohio.

To date, we have generated all of our revenues from the brokering of mortgage loans. The mortgage loans we broker can be divided into three categories:

         *  Prime or conforming loans
         *  Sub-prime or non-conforming loans
         *  Commercial

Our gross revenues from the brokering of mortgage loans in the above three categories thru the year ending December 31,2003 totaled $374,890 consisting of $168,700 or approximately 45 percent from prime or conforming loans, $187,445 or approximately 50 percent from sub-prime or non-conforming loans, and $18,745 or approximately 5 percent from commercial loans. We experienced gross revenues for the period ending December 31,2002 of $ 136,340 during such time we experienced a shift to more non-conforming loans of which $81,804 or 60 percent from prime or conforming loans, $40,902 or 30 percent from sub-prime or non-conforming loans, and $13,634 or 10 percent from commercial loans.

Our gross revenues from the brokering of mortgage loans in the above three categories through March 31, 2004 totaled $141,751 consisting of $42,526 or 30% from prime or conforming loans and $99,225 or 70% from sub-prime or non-conforming loans. We experienced gross revenues for the period ended March 31, 2003 of $80,898. During such time we experienced a shift to more non-conforming loans of which, approximately $27,505 or 34% were from prime or conforming loans and $53,393 or 66% were from sub-prime or non-conforming. During 2004, we continue to experience a shift to more non-conforming loans.

Prime or conforming loans are loans that conform to the guidelines established by certain government sponsored entities. These guidelines establish the maximum loan amount, down payment and borrower and credit and income requirements. All other loans are considered "non-conforming loans" because of the size of the loans (referred to as jumbo mortgages) and/or the credit profiles of the borrowers (generally referred to as sub-prime mortgages). Second mortgage loans, credit lines, home equity loans, home improvement loans are also non-conforming loans. Furthermore, non-conforming loans are sometimes referred to as "non-doc" or "reduced-doc" loans because the paperwork is less extensive than with the prime or conforming loans and prospective borrowers generally do not have to reveal details about their income and credit history.

We have no liability for any loans once closed, including sub-prime loans. We act solely as a broker for the lender, bringing the borrower and lender together. The lender reviews and examines the borrower, borrowers credit and collateral to evaluate as to whether it meets the lenders underwriting guidelines. If the lender guidelines are met and the lender agrees to close the loan, the lender thereby assumes all liabilities for the closed loan.

Our mortgage services business is subject to the rules and regulations of the Department of Housing and Urban Development, Federal Housing Administration, Federal National Mortgage Association, Federal Home Loan Mortgage Corporation, Government National Mortgage Association and other regulatory agencies in connection with originating, processing and underwriting mortgage loans. These rules and regulations, among other things, impose licensing obligations, prohibit discrimination and establish underwriting guidelines.

OPERATIONS

Our operations are centered in Ohio. Our corporate headquarters are located in Lewis Center, Ohio. We are currently licensed as a mortgage broker in Ohio and we may apply for mortgage brokerage licenses in other states if we believe that there is sufficient demand for our mortgage services in those states. To date we have no specific plans to expand our operations outside of Ohio.

BUSINESS STRATEGY

In March 2002, we obtained a mortgage brokerage license from the State of Ohio. Our founder, Sean King, is negotiating with individuals who may join us as employees or independent contractors in Ohio. We intend to increase our business in Ohio by purchasing e-mail lists of prospective customers and running marketing and promotional campaigns. During the first quarter of fiscal 2004, we focused most of our efforts on increasing our mortgage business in Ohio and will continue to do so in the second quarter of 2004. We generally run advertisements on local radio, cable and broadcast television to advertise our services and the current rates on certain of our mortgage products. We plan to form relationships alliances with real estate agents, developers, lawyers, accountants, financial planners and other persons who are involved in the home buying process. However, we have not formed any such relationships to date.

We plan on expanding into other parts of the United States, where the demographics indicate that there are a large number of homebuyers. We are currently researching expanding our licensure throughout the Southeast and we anticipate that we may apply for licenses in Florida, Georgia, South Carolina and North Carolina.

Prior to entering a new state, we will examine the number of home sales in certain areas, the projected growth rate of the area and other factors before committing to expansion.

If we expand into a new state, we do not plan on opening physical offices in that state, rather our independent contractors will work from their individual offices. Our contractors will close loans at various locations, including but not limited to the client's home or office, the bank's offices or the real estate agent's office. However, if we need to have a corporate presence in a certain area, we will lease office space and staff with employees accordingly. We believe that we may have to pay higher commissions than our competitors to be able to attract additional employees or independent contractors.

TRADITIONAL MORTGAGE SERVICES

As a mortgage broker, we currently generate revenues by originating mortgage loans between lenders and qualified borrowers. The Company does not make the loans, therefore the loans we broker are funded by third parties. We currently have access to seven institutional lenders which allows us to offer a full range of loan products, including adjustable rate mortgages, fifteen (15) year and thirty (30) year fixed rate loans, and balloon loans with a variety of maturities. In addition to residential mortgages, we broker refinancing, construction loans, second mortgages, debt consolidation and home equity loans. We broker residential mortgage loans to various consumers including "prime" credit borrowers who desire conventional conforming loans and borrowers seeking "sub-prime" loans.

Borrowers who qualify for conforming loans have what is referred to as an "A" credit rating. Typically, borrowers who seek sub-prime financing have what is referred to in banking as "B," "C" or "D" credit ratings. Credit ratings vary depending upon the lender, but are usually based on factors, such as income, credit history and previous debt experiences. "A" rated borrowers have the highest credit rating, while "B," "C" and "D" borrowers have progressively lower credit ratings. A "B" credit rating generally indicates that the borrower has 1 or 2 late mortgage payments in the past 12 months and there have been no collections or charge offs. A "C" credit rating indicates that the borrower has 3 or 4 late mortgage payments and there have been collections or charge-offs on the borrower's credit report. A "D" credit rating indicates that the borrower has a recent bankruptcy or foreclosure.

We broker "non-doc" or "reduced-doc" loans to sub-prime borrowers. These "non-doc" or "reduced-doc" loans are typically brokered for borrowers with prime credit ratings who desire to maintain their privacy as to details of their income, self-employed persons or persons with blemished credit histories. Management anticipates an increase in "sub-prime" and "no-doc" loans as the market for self-employed borrowers and individuals with blemished credit grows.

ONLINE MORTGAGE SERVICES

In October, 2003 we established www.kingcapitalholdings.com. This site will be used by us to advertise and generate leads for our traditional mortgage services. We will use this web site to service those individuals who prefer the convenience of the online process versus traditional mortgage services. Our online service complements the highly personalized service offered at our traditional offices. The majority of our online business is expected to be generated from home refinancing, because of the decrease in interest rates.

We believe it is important to have an Internet presence. A study conducted by the Mortgage Banker's Association found that eighty-two (82%) per cent of consumers who obtained a mortgage in 2002, whether for the purchase of a new home or refinancing, used the Internet at some point during the home buying or mortgage process. To offer online services, we are limited by offering said services only to consumers in the states we maintain a license in good standing. Currently, we are limited to promote an online presence with our website to those consumers in the state of Ohio.

To date we have not developed our corporate website or online mortgage services.

BUSINESS PHILOSOPHY AND COMPETITIVE STRATEGY

The process of obtaining a mortgage loan or refinancing a mortgage loan can be time-consuming, frustrating and overwhelming for many consumers. Consumers want to make certain that they get the best available market rates currently offered at the time of their mortgage loan applications. In addition to traditional lenders, we also work with smaller niche lenders that are able to provide attractive rates due the ability to provide a wider variety of loan packages to a broader spectrum of consumers.

We believe that we are able to solve these problems for our consumers because of the following competitive advantages:

          1.   Personalized service.

          2.   Expedited mortgage processing services; and

          3. Convenience and access to the best available market rates and products that we can identify that are currently offered by our lenders for our customers.

As a smaller mortgage broker, we believe that we are able to give our clients more personalized attention than larger mortgage brokers. We make certain that our customers' loans are processed in an expedited manner. Our mortgage lenders can quickly advise a client as to whether he/she will be approved for a loan.

However, the time between approval of a customer's loan and actual funding is subject to a number of variables, such as obtaining appraisals and title searches. Our customer oriented mortgage brokers expedite the time between approval and funding, by assisting in collecting all the documents that are required for closing. Even as our business expands, we intend to make customer service a priority for our mortgage brokers. We have been approved to offer loan products to consumers by several well-known funders, such as CountryWide, Fifth Third Bank, Greenpoint, First Magnus, Interfirst, Equifirst and Washington Mutual. The nature of our relationship(s) with these lenders allows us to act as brokers for residential and commercial loan products. This network allows us to have access to a broad array of products and services for our customers. Our primary lenders that we depend on are Washington Mutual, Meritage, First Magnus, Mercantile, Long Beach Mortgage and Franklin Mortgage.

The following sets forth the agreements we have with these:


1. Wholesale broker agreement with Countrywide Home Loans, Inc. which allows us to submit for underwriting and funding first and second lien mortgage loans for our clients that meet the eligibility of mortgage loan programs.

2. Wholesale broker agreement with Equifirst Corporation whereby Equifirst accepts applications from our clients for mortgage loans prepared by us for underwriting and funding of mortgage loans secured by residential property in the State of Ohio.

3. Broker agreement with First Magnus Financial Corporation for the purpose of originating loans for our clients which may be funded by First Magnus Financial Corporation.

4. Wholesale Broker agreement with Franklin American Mortgage wholesale lending to submit conventional and Jumbo/Nonconforming loans for funding.

5. Broker Agreement with Greenpoint Mortgage Funding, Inc. whereby we will submit client applications for loans to be secured by first or second priority liens against 1-4 family residential properties for possible funding by Greenpoint.

6. Broker Agreement with Long Beach Mortgage Company whereby we may submit loan applications for conventional loan programs offered by the lender for our clients.

7. Broker Agreement with Mercantile Mortgage Company whereas we can submit loan applications for our clients for the activity of negotiating loans or other credit to be provided by Mercantile.

8. Wholesale Mortgage Purchase Agreement with Meritage Mortgage Corporation whereby we may from time to time submit for approval and funding residential single family mortgage loans for our clients.

9. Premiere Mortgage Broker Agreement with Washington Mutual Bank with applications from clients for the origination and funding of mortgage loans which may include 1 to 4 family home purchase loans, refinancing of such loans, and other mortgage loans.

10. Mortgage Broker agreement with Fifth Third Bank for the purpose of originating loans for our clients which may be funded by Fifth Third Bank. We do not have a written agreement with Fifth Third Bank as a correspondent leader but have submitted an application to operate in such capacity.

SALES AND MARKETING

We use numerous sales and marketing vehicles for traditional mortgage products and services. We intend to establish our brand name through a focused marketing campaign that will appeal to both online and traditional users of mortgage services. A number of media are used by us to generate leads and establish brand awareness in the traditional mortgage origination business:

Advertising. We utilize various media throughout Ohio. This includes:


          1. RADIO: channel FM 107.9 and AM 610 WTVN

          2. TELEVISION:

               o    Cable

                    o Time Warner Cable, including CNN, CNBC, MSNBC, Bravo, History channel, and others

                    o    WOW (Wide Open West)

                    o    Broadcast

                    o    Pax 51 and Channel 6

          3. YELLOW BOOK: one full page and two half page advertisements

          Purchasing names of qualified leads. We purchase lists which contain the names of potential mortgage holders. Our mortgage brokers contact the persons on these lists to see if King Capital can assist them.

          Referrals. We receive numerous referrals from satisfied customers, realtors and brokers.

          Strategic Alliances. We have established relationships with builders, realtors, financial planners and other parties connected with the real estate industry. These strategic alliances generate a significant number of referrals to the company.

OPERATIONS AND PROCESSING OF MORTGAGE LOANS

Our operations include origination, loan processing, data entry, compilation of personal financings and other materials (including appraisals, titles, credit reports and employment verification). When a customer applies for a mortgage loan, we enter information that our customer gives us into CALYX a software program that we use. This raw data includes information about the borrower's name, type of loan, income, list of assets, liabilities, job information and other information relevant to a lender.

The CALYX software program takes all the information that we input and provides us with a completed loan application for the borrower. Next, we determine which lenders might be able to offer the borrower a mortgage loan. Sometimes, we will go to a general web site that provides clearing information on mortgage loans. Other times, based on experience, we know which lenders will have the best mortgage loan products for a particular client. We generally use a few lenders to provide a majority of our loans, because these lenders generally offer the best rates to our customers. In addition, we have found that these lenders provide efficient service.

We upload the completed loan information on the web site of the lender that we have selected for the borrower and determine if the lender will give us e-approval for the loan. If the lender gives the borrower approval, it, the web site, will generate a commitment letter with contingencies. Then, the lender will also send us documentation for the loan.

If a customer does not pre-qualify for the loan or if the application is incomplete, one of our mortgage brokers will inform the mortgage loan applicant why the loan was rejected and how and if the application can be remedied.

COMPETITION

The National Association of Mortgage Brokers reports that there are more than 20,000 mortgage brokerage operations in the U.S., employing an estimated 200,000 people.

The mortgage lending industry is highly fragmented with many players serving the borrowing community. We will face competition on many fronts, both at the retail sales level and in the area of retaining quality mortgage brokers. Borrowers have a plethora of financing alternatives including: consumer finance companies, mortgage banking companies, independent mortgage brokers, savings banks, community banks, credit unions, thrift institutions, credit card issuers, insurance companies, Federal Home Loan Mortgage Corporation and other entities engaged in mortgage lending.

We will face the challenge of recruiting and retaining high quality loan originators. We are an early stage company with limited capital resources. This may make it difficult for us to successfully compete against larger, better capitalized firms in the marketplace.

Competition among industry players can take the form of interest rates, loan origination fees, term and amount of loan, marketing and distribution channels (including on-line applications), customer services, and convenience of obtaining a loan.

While management believes there are competitors who operate with a similar business model, there is no readily available financial or other information on which management may rely; therefore it is not feasible to accurately discuss those competitors.

REGULATIONS

Our mortgage services business is subject to the rules and regulations of the Department of Housing and Urban Development, Federal Housing Administration, Federal National Mortgage Association, Federal Home Loan Mortgage Corporation, Government National Mortgage Association and other regulatory agencies in connection with originating, processing and underwriting mortgage loans. These rules and regulations, among other things, impose licensing obligations, prohibit discrimination and establish underwriting guidelines. As a mortgage broker, we are subject to these guidelines of the aforementioned establishments at all times. A detailed review of the said guidelines would extend well beyond the scope of this prospectus, as each establishment has very specific guidelines that must be adhered to at all times. Our failure to comply with the underwriting guidelines at any time would cause our company to discontinue its operations as a mortgage broker and thereby we would no longer be able to generate revenues by originating loans that are funded by third parties.

Additionally, we are required to comply with regulatory requirements specifically relating to the mortgage brokerage license we maintain with the state of Ohio. We have a financial requirement to post a surety bond of $50,000 in favor of the superintendent of financial institutions for the state of Ohio. We are not aware of any other regulatory financial requirements to which we must comply.


Mortgage origination activities are subject to the provisions of various federal and state statutes including the Equal Credit Opportunity Act, the Fair Housing Act, the Truth-in-Lending Act, the Fair Credit Reporting Act and the Real Estate Settlement Procedures Act. The Equal Credit Opportunity Act and the Fair Housing Act prohibit us from discriminating against applicants on the basis of race, color, religion, national origin, familial status, sex, age, marital status or other prohibited characteristics. Also, we are required to disclose reasons for credit denial and other matters to applicants. The Truth-in-Lending Act requires us to provide borrowers with uniform, understandable information about the terms and conditions of mortgage loans so they can compare credit terms. It guarantees borrowers a three (3) day right to cancel certain credit transactions. If we fail to comply with the Truth-in-Lending Act, aggrieved customers could have the right to rescind their loan transactions and to demand the return of finance charges. The Fair Credit Reporting Act requires us to supply loan applicants who are denied credit the credit-reporting agency's name and address. The Real Estate Settlement Procedures Act was designed to prevent abuses in the referral of business in the real estate industry. It prevents specific types of payments between certain providers.

Each state has specific license requirements that must be met prior to conducting business as mortgage broker. We were approved by the state of Ohio upon satisfying the conditions of the superintendent. The certificate of registration issued may be renewed annually on or before April 30th if all conditions of the superintendent are met. Our business may be negatively impacted if the license is not renewed or suspended. If our state license is not in good standing the office may be required to close by state regulatory authorities. As our principal shareholder, Mr. King is required to be licensed in the state of Ohio. Mr. King is currently licensed in Ohio and intents to maintain such license in the future. In the event that Mr. King does not maintain his license it may force Mr. King to sell his shares of our common stock or we may have to cease our operations in Ohio.

Although our operations on the Internet are not currently regulated by any U.S. government agency, future laws and regulations may be adopted governing the Internet, and existing laws may be interpreted to apply to the Internet.

Therefore, our future compliance may be more difficult or expensive. To offer online services, we are limited by offering said services only to consumers in the states we maintain a license in good standing. Currently, we are limited to promote an online presence with our website to those consumers in the state of Ohio. To date We have not developed our corporate website to offer any online services.

                       MANAGEMENT DISCUSSION AND ANALYSIS

Overview

We are a provider of traditional mortgage services and we derive our revenues from the brokering of mortgage loans. We charge a fixed processing fee, a credit report fee, a brokerage fee, and an origination fee. We recognize revenues when the loan is closed, at which time we are paid by the lender.

We have generated revenues to date and although we expect to continue to generate revenues we will still need to raise additional funds to expand our business. Therefore we will continue to operate on a reduced budget until such time. If we are unable to raise additional funds by fiscal year end 2004 we may have to limit our operations to an extent not presently determinable by management. Sean King, our sole officer, director and principal shareholder, has agreed verbally that he will cover the costs for our operations until additional funds become available. We have no written agreement with Mr. King to legally insure that he will provide the funding for our operation. Although we have no commitments for capital, other than verbal assurances from Mr. King, we may raise additional funds through:

     - public offerings of equity, securities convertible into equity or debt,
     -    private offerings of securities or debt, or
     -    other sources.

Even if we do not raise additional capital, we believe that we will be able to continue operations for twelve months based on the funding to be provided by Mr. King and revenues that we anticipate generating in the near future. Our investors should assume that any additional funding will cause substantial dilution to current stockholders. In addition, we may not be able to raise additional funds on favorable terms, if at all.

The report of our independent auditors on our financial statements for the year ended December 31, 2003 contains an explanatory paragraph which indicates that the Company has a working capital deficiency of $14,750 and this raises substantial doubt about our ability to continue as a going concern. Our independent auditors are of the opinion that if we do not raise additional capital our operations will fail.

Results of Operations

For the Fiscal Years Ended December 31, 2003 and December 31, 2002 Gross revenues increased from $136,340 for the twelve-month period ended December 31, 2002 to $374,890 for the twelve month period ended December 31, 2003, an increase of $238,550. These revenues were generated from our brokering of mortgage loans. We are not aware of any known trends, events, demands, commitments or uncertainties in our industry that are reasonably likely to have a material impact on our present or future financial condition or operating performance. The increase in revenues is due significant part upon our increased marketing and advertising of our services as well as maintaining relationships with and providing support to, existing and new customers. There can be no assurance that our revenues will increase in the future. Accordingly, our ability to maintain or increase revenues will depend in part upon our ability to market and advertise our services to attract new customers. Our Net Income from operations for the period ending December 31, 2003 was $1,324 as compared to a net income from operations for the period ending December 31, 2002 of $35,983.

Selling, general and administrative expenses increased from $100,357 for the period ending December 31, 2002 to $373,806 for the period ending December 31, 2003. These expenses represent our total operating expenses focus during this period. The increase in our total operating expenses was due to the increased sale, marketing and advertising expenditures and mortgage application costs. Payroll expense was $71,653 and $0 for the years ended December 31, 2003 and 2002, respectively an increase of $71,653. Mortgage expense and application cost expense was $128,721 and $28,322 for the years ended December 31, 2003 and 2002, respectively an increase of $100,399. The increase in costs is associated with an increase in the fees paid to brokers and processing costs paid to outside consultants. Advertising expenses were $87,806 and $15,870 for the years ended December 31, 2003 and 2002, respectively an increase of $71,936. We attribute this increase to an advertising campaign we commenced in 2003 which created increased sales. General and administrative expenses were $85,386 and $48,165 for the years ended December 31, 2003 and 2002, respectively an increase of $37,221. As a percentage of revenues, selling, general and administrative expenses increased from 73.6% in the twelve months ending December 31, 2002 to 99.7% in the twelve months ending December 31, 2003. The increase as a percentage of revenues was due to the fact that we increased our marketing advertising costs and employed additional staff for processing mortgage applications, thereby our mortgage application costs and expenses increased.

For the Three Months Ended March 31, 2004 and 2003

Our net income from operations for the three months ended March 31, 2004 was $7,531 as compared to a net income from operations for the three months ended March 31, 2003 of $37,625. Revenues for the three months ended March 31, 2004 were $141,781. This represents an increase of 75% as compared to revenues of $80,898 for the three months ended March 31, 2003. The increase in revenues is due in significant part upon our increased marketing and advertising of our services as well as maintaining relationships with and providing support to, existing and new customers.

Mortgage application costs and expenses increased from $11,315 for the three months ended March 31, 2003 to $52,171 for the three months ended March 31, 2004, an increase of 361%. As a percentage of sales, mortgage application costs and expenses increased 23%. The increase represents an increase in processing and brokerage commissions due to an increase in applications and number of new brokers. We expect the mortgage application costs and expenses as a percentage of sales to decrease as we tighten our application policies, pass the initial costs to the applicants and change our policy for commission payments to brokers.

Advertising expense for the three months ended March 31, 2004 was $46,899. This represents an increase of 605% as compare to advertising expenses of $6,656 for the three months ended March 31, 2003. Advertising expense as a percentage of sales was 33% at March 31, 2004 and 8% at March 31, 2003. Due to increased competition we had to increase our advertising as a percentage of sales, as the cost to acquire new customers increases our advertising expenses as a percentage of sales will continue to increase.

General and administrative expenses increased from $25,302 in the three months ended March 31, 2003 to $35,180 for the three months ended March 31, 2004. As a percentage of revenues, general and administrative expenses decreased from 31% in the three months ended March 31, 2003 to 25% in the three months ended March 31, 2004. Our general and administrative costs consist of rent, utilities, telephone and administrative salaries. We expect these costs to remain consistent over the current revenue amounts. The decrease as a percentage of revenues was due to the fact that we increased our revenues through advertising.


Capital Resources and Liquidity.

As of March 31, 2004, we had $41,647 in cash. Our general and administrative is expected to average $15,416 per month for the next 12 months based upon our projected operating budget. We can currently satisfy two months of operations without receiving additional funds from Mr. King or additional investors.

Our operating activities provided cash of $45,166 in the twelve months ending December 31, 2002, whereas in the twelve months ending December 31, 2003 our operating activities provided cash of $22,270. As of December 31, 2003, we had total current assets of $62,551 including cash of $6,112. As of December 31, 2003, Total Current Liabilities amounted to $44,703.

We plan to pay a salary of $4,000 per month to our sole officer and director for the next 12 months. We do not have sufficient cash to meet our minimum expenses for the next 12 months and we will be unable to expand on our business unless we are successful in raising additional capital. We are seeking equity financing of between $250,000 and $500,000 to cover our expenses. If we cannot raise at least $250,000 it will have a significant impact on our liquidity and our ability to proceed with our business expansion plans. Specifically, failure to raise at least $250,000 may require us to reduce our current staff and will prevent us from hiring additional resources necessary to support our expansion plans. Moreover, expansion will be delayed since we will not have the requisite funding available. In addition, we will need to raiseadditional capital to continue our operations past 12 months, and there is no assurance we will be successful in raising the needed capital.

PLAN OF OPERATIONS

We began implementing phases of our current business plan in November 2001. Our plan of operations for the twelve months following the date of this registration statement is to complete the following objectives within the time period specified, subject to the availability of adequate capital as outlined below:

ONLINE MORTGAGE ORIGINATION

We intend to complete the development of our corporate website. We have not yet contracted with a web design company and expect to launch our website and be fully operational by the end of the second quarter of 2004. The estimated cost for completing our website is budgeted at $10,000 over the next twelve months. We will be utilizing it to pursue the following market tactics in order to generate leads for our online services:


     o Registering with Internet search engines to ensure our company's services appear in prime locations when online searches for mortgage and home loans are made.

     o Forming strategic alliances that will generate additional leads from companies offering complementary services.

     o Targeting cost effective e-mail campaigns to users that have expressed an interest in obtaining real estate or mortgage related information.

     o Placing banner advertisements on real estate related web sites which is designed to bring new qualified visitor/customers directly to the web site. We have approached, but not negotiated or contracted with any additional advertisers who will advertise on our web site during the second quarter of 2004.

     o Linking with existing real estate sites that will allow users to click and immediately be connected to our company's web site.

UPGRADED TECHNOLOGY INFRASTRUCTURE AND SECURITY

Over the next twelve months, we intend to establish an upgraded computer server which houses all of our computer-based technology from our Internet web site to our e-mail capabilities. We intend to use server hardware provided by Dell Computer Corp., and routers and switches are provided by Cisco Systems. Our server will run on a Microsoft Windows NT operating system software. Our technology security systems will be designed to prevent most unauthorized access to internal systems and illegal third party access to our data. In addition, we monitor our servers to ensure that we have sufficient space to handle software upgrades. All software and data in the system is backed up to magnetic tape each night, which is stored off-site. The estimated costs for implementing our updated technology infrastructure and security is $12,500.

Further Development of organizational infrastructure.

Commencing January 2004, we started to recruit and hire additional mortgage loan originators, create competitive compensation packages, and develop a sales and training program.

Organizational infrastructure expenses will initially consist primarily of communication expenses, recruitment of personnel and fees for outside professional advisors and firms. Our ability to develop organization strength will be severely limited if we raise no or nominal funds. During the next twelve months, we anticipate hiring four additional salaried full-time employees, a number of commissioned full-time employees and no part-time employees. We intend to arrange meetings with mortgage loan originators that may be interested in joining us. We may utilize the services of staffing and recruiting firms as well. We may also employ individuals whose sole responsibility will be to identify and recruit qualified mortgage loan originators. We also intend to selectively advertise in mortgage trade publications to recruit employees. We have budgeted $24,000 over the next twelve months for employee recruiting and training.

Completion of our plan of operation is subject to attaining adequate revenue. We can not assure investors that adequate revenues will be generated. If we are unable to generate sufficient revenues, we may be unable to proceed with our plan of operations. Even without significant revenues within the next twelve months, we still anticipate being able to continue with our present activities, but we may require financing to potentially achieve our goal of profit, revenue and growth.

Sean King, our sole officer, director and principal shareholder has agreed to provide financing to us in the future until we are able to receive additional funding. We are seeking equity financing for a total of $250,000-$500,000 to cover our administrative expenses, marketing and expansion. We anticipate that any such financing will be through the sale of shares of our common stock at prices based upon our trading market once such market develops. If we are not able to obtain financing of at least $250,000 it will have a significant impact on our liquidity and ability to proceed with our business expansion plans.

We anticipate that our operational, general and administrative expenses for the next 12 months will total $ 239,640.00. The breakdown is as follows:

Web Development                         $ 10,000.00
Legal/Accounting                        $  7,500.00
Upgraded Computer systems               $ 12,500.00
Telecommunications/DSL                  $    720.00
Employee recruitment and training       $ 24,000.00
General Administrative
         Advertising                    $100,000.00
         Automotive                     $   4000.00
         Charitable contributions       $    500.00
         Deprecation expense            $   1270.00
         Employee benefits              $   1500.00
         Entertainment                  $   4000.00
         Insurance                      $   6700.00
         Office salaries                $  25000.00
         Office supplies                $   7000.00
         General and administrative     $   1000.00
         Professional development       $   5000.00
         Professional expense           $   8000.00
         Rent                           $   2200.00
         Repairs & Maintenance          $   1500.00
         Taxes                          $   6250.00
         Telephone                      $   6000.00
         Travel                         $   1000.00
         Utilities                      $   4000.00
          Total General Administrative  $184,920.00
                                        -----------
Total Expenses                          $239,640.00

The foregoing represents our best estimate of our cash needs based on current planning and business conditions. The exact allocation, purposes and timing of any monies raised in subsequent private financings may vary significantly depending upon the exact amount of funds raised and status of our business plan. As discussed, we may expand into additional states but we do not expect this expansion in the next 12 months based on the steps that must first be completed as set forth in the plan of operations.

In the event we are not successful in generating sufficient revenue, additional funds may be required and we would then not be able to proceed with our business plan for the development and marketing of our core products and services. Should this occur, we would likely seek additional financing to support the continued operation of our business. We anticipate that depending on market conditions and our plan of operations, we could incur operating losses in the foreseeable future. We base this expectation, in part, on the fact that we may not be able to generate enough gross profit from our advertising and new products to cover our operating expenses.

Employees

As of June 21, 2004, we have six full time employees and four part time employees. From time to time, we may employ additional independent contractors to support our development, marketing, sales, support and administrative organization. We also intend to aggressively hire mortgage loan originators. Competition for qualified personnel in the industry in which we compete is intense. We believe that our future success will depend in part on our continued ability to attract, hire or acquire and retain qualified employees.

                             DESCRIPTION OF PROPERTY

Our executive offices are located at 9387 S. Old State Road, Lewis Center, Ohio 43035. We lease such space from Sean King our sole officer and director for $2,000 annually. We believe that this space if adequate to operate our current business and as business warrants we may expand into a larger space.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We currently use space at 9387 S. Old State Road, Lewis Center, Ohio 43035. We lease such space from Sean King, our President at $2,000 per year.

On September 22, 2003, we acquired all of the outstanding units of King Capital, LLC, an Ohio limited liability corporation in consideration for the issuance of a total of 10,000,000 shares of our common stock to the King Capital, LLC unit holders pursuant to a Unit Purchase Agreement and Share Exchange Between King Capital, LLC and us. Pursuant to the Agreement, King Capital, LLC became our wholly owned subsidiary. This transaction was a related party transaction since Sean King was the principal shareholder of both King Capital, LLC and us prior to the merger and therefore, this transaction was not an arms-length transaction. No finder fees or compensation, direct or indirect were paid in connection with this merger.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

No Public Market for Common Stock

There is presently no public market for our common stock. We anticipate applying for trading of our common stock on the over the counter bulletin board upon the effectiveness of the registration statement of which this prospectus forms a part. However, we can provide no assurance that our shares will be traded on the bulletin board or, if traded, that a public market will materialize.

Holders of Our Common Stock

As of June 21, 2004, we had 39 registered shareholders.

Rule 144 Shares

No shares of our common stock are currently available for resale to the public and in accordance with the volume and trading limitations of Rule 144 of the Act. After September 2004, all 33,101,400 shares of our common stock will become available for resale to the public and in accordance with the volume and trading limitations of Rule 144 of the Act In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company's common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed 1% of the number of shares of the company's common stock then outstanding which, in our case, would equal approximately 330,000 shares as of the date of this prospectus.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company. Under Rule 144(k), a person who is not one of the company's affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Dividends

Since inception we have not paid any dividends on our common stock. We currently do not anticipate paying any cash dividends in the foreseeable future on our common stock, when issued pursuant to this offering. Although we intend to retain our earnings, if any, to finance the exploration and growth of our business, our Board of Directors will have the discretion to declare and pay dividends in the future.

Payment of dividends in the future will depend upon our earnings, capital requirements, and other factors, which our Board of Directors may deem relevant.

Stock Option Grants

To date, we have not granted any stock options.

Registration Rights

We have not granted registration rights to the selling shareholders or to any other persons.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to our executive officers by any person for all services rendered in all capacities to us from the date of our inception until December 31, 2003.



                        ANNUAL COMPENSATION                                            LONG TERM COMPENSATION
                                                                     RESTRICTED OPTION
                                                      OTHER ANNUAL     STOCKS/PAYOUTS   SARS          LTIP      ALL OTHER
NAME         TITLE             YEAR   SALARY   BONUS  COMPENSATION        AWARDED        ($)  COMPENSATION   COMPENSATION
----         -----             ----   ------   -----  ------------        -------        ---  ------------   ------------
Sean King    President
             Secretary         2002    $20,000      0         0                 0          0          0              0
             and Treasurer     2003    $10,000      0         0                 0          0          0              0

None of our directors have received monetary compensation since our incorporation to the date of this registration statement. We currently do not pay any compensation to our sole director serving on our Board of Directors.

Stock Option Grants

We have not granted any stock options to our executive officers since our incorporation.

Employment Agreements

We do not have an employment or consultant agreement with Sean King, Our president, secretary and treasurer. Notwithstanding same, we have agreed to pay Sean King $4,000 per month commencing October 2003. Mr. King spends approximately 100% of his time working for us.

                              AVAILABLE INFORMATION

We have filed a registration statement on Form SB-2 under the Securities Act of 1933 with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as a part of that registration statement and does not contain all of the information contained in the registration statement and exhibits. Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of the company and are not necessarily complete. We refer you to our registration statement and each exhibit attached to it for a more complete description of matters involving us, and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials. You may inspect the registration statement and exhibits and schedules filed with the Securities and Exchange Commission at the Commission's principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Securities and Exchange Commission also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the Commission. In addition, we will file electronic versions of our annual and quarterly reports the Commission's Electronic Data Gathering Analysis and Retrieval, or EDGAR System. Our registration statement and the referenced exhibits can also be found on this site as well as our quarterly and annul reports.

                           KING CAPITAL HOLDINGS, INC.
                                 AND SUBSIDIARY
                         CONDENSED FINANCIAL STATEMENTS
                  AS OF MARCH 31, 2004 (CONSOLIDATED) AND 2003

                   KING CAPITAL HOLDINGS, INC. AND SUBSIDIARY



                                    CONTENTS


PAGE                1        CONDENSED BALANCE SHEETS AS OF MARCH 31, 2004 (CONSOLIDATED) AND 2003 (UNAUDITED)

PAGE                2        CONDENSED  STATEMENTS  OF  OPERATIONS  FOR THE  THREE  MONTHS  ENDED  MARCH  31,  2004
                             (CONSOLIDATED) AND 2003 (UNAUDITED)

PAGE                3        CONDENSED  STATEMENTS  OF CASH  FLOWS  FOR THE  THREE  MONTHS  ENDED  MARCH  31,  2004
                             (CONSOLIDATED) AND 2003 (UNAUDITED)

PAGE              4 - 5      NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)


                   KING CAPITAL HOLDINGS, INC. AND SUBSIDIARY
                            CONDENSED BALANCE SHEETS
                          AS OF MARCH 31, 2004 AND 2003
                                   (UNAUDITED)





                                     ASSETS
                                     ------

                                                                                 2004
                                                                             (Consolidated)               2003
                                                                          --------------------     -------------------
CURRENT ASSETS
  Cash                                                                 $              41,647    $             28,821
  Accounts receivable, net                                                            15,000                  28,393
  Prepaid expenses                                                                     1,122                     296
                                                                          --------------------     -------------------
       Total Current Assets                                                           57,769                  57,510

  PROPERTY AND EQUIPMENT, NET                                                         30,953                   1,942
                                                                          --------------------     -------------------

TOTAL ASSETS                                                           $              88,722    $             59,452
                                                                          ====================     ===================

                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------

CURRENT LIABILITIES
  Accounts payable and accrued expenses                                $              64,470    $              9,945
                                                                          --------------------     -------------------

TOTAL CURRENT LIABILITIES                                                             64,470                   9,945
                                                                          --------------------     -------------------

STOCKHOLDERS' EQUITY
  Preferred stock, $0.001 par value, 10,000,000 shares authorized,
   none issued and outstanding                                                          -                       -
  Common stock, $0.001 par value, 100,000,000 shares authorized,
   33,101,400 and none shares issued and outstanding, respectively                    33,101                    -
  Additional paid in capital                                                         (15,422)                   -
  Members equity                                                                        -                     49,507
  Retained earnings                                                                    7,573                    -
  Less subscription receivable                                                        (1,000)                   -
                                                                          --------------------     -------------------
       Total Stockholders' Equity                                                     24,252                  49,507
                                                                          --------------------     -------------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                             $              88,722                  59,452
                                                                          ====================     ===================





     See accompanying notes to condensed consolidated financial statements.

                   KING CAPITAL HOLDINGS, INC. AND SUBSIDIARY
                        CONDENSED STATEMENT OF OPERATIONS
                                   (UNAUDITED)

                                                                       For The Three
                                                                     Months Ended March            For The Three
                                                                          31, 2004                  Months Ended
                                                                       (Consolidated)              March 31, 2003
                                                                    ---------------------       ---------------------
REVENUE                                                          $              141,781      $               80,898

OPERATING EXPENSES
  Mortgage application costs and expenses                                        52,171                      11,315
  Advertising                                                                    46,899                       6,656
  General and administrative                                                     35,180                      25,302
                                                                    ---------------------       ---------------------
        Total Operating Expenses                                                134,250                      43,273
                                                                    ---------------------       ---------------------

INCOME FROM OPERATIONS                                                            7,531                      37,625

OTHER INCOME
  Interest income                                                                     3                           9
                                                                    ---------------------       ---------------------
         Total Other Income                                                           3                           9
                                                                    ---------------------       ---------------------

Income Before Provision for Income Taxes                                          7,534                      37,634

Provision for Income Taxes                                                        1,130                        -
                                                                    ---------------------       ---------------------

NET INCOME                                                       $                6,404      $               37,634
                                                                    =====================       =====================

 Net income per share - basic and diluted                        $                 -         $                 -
                                                                    =====================       =====================

Weighted average number of shares outstanding during
  the period - basic and diluted                                             33,101,400                  30,000,000
                                                                    =====================       =====================



     See accompanying notes to condensed consolidated financial statements.

                   KING CAPITAL HOLDINGS, INC. AND SUBSIDIARY
                       CONDENSED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

                                                                           For The Three
                                                                            Months Ended                 For The Three
                                                                           March 31, 2004                Months Ended
                                                                            (Consolidated)              March 31, 2003
                                                                         ----------------------     ----------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                          $                 6,404    $                37,634
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation expense                                                                1,645                        107
  Changes in operating assets and liabilities:
    Decrease (increase) in accounts receivable                                          6,990                    (15,654)
    Decrease in prepaid expenses                                                          729                        297
    Increase (decrease) in accounts payable and accrued expenses                       23,752                     (4,418)
    Decrease in cash overdraft                                                         (3,985)                      -
                                                                         ----------------------     ----------------------
         Net Cash Provided By Operating Activities                                     35,535                     17,966
                                                                         ----------------------     ----------------------

CASH FLOWS FROM INVESTING ACTIVITIES                                                     -                          -
                                                                         ----------------------     ----------------------

CASH FLOWS FROM FINANCING ACTIVITIES                                                     -                          -
                                                                         ----------------------     ----------------------

NET INCREASE IN CASH                                                                   35,535                     17,966

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                                        6,112                     10,855
                                                                         ----------------------     ----------------------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                            $                41,647    $                28,821
                                                                         ======================     ======================




     See accompanying notes to condensed consolidated financial statements.

                   KING CAPITAL HOLDINGS, INC. AND SUBSIDIARY
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                          AS OF MARCH 31, 2004 AND 2003
                                   (UNAUDITED)


NOTE 1     BASIS OF PRESENTATION AND ORGANIZATION
------     --------------------------------------

           (A) Basis of Presentation
           -------------------------

           The accompanying unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules and regulations of the Securities and Exchange Commission for interim financial information. Accordingly, they do not include all the information necessary for a comprehensive presentation of financial position and results of operations.

           It is management's opinion however, that all material adjustments (consisting of normal recurring adjustments) have been made which are necessary for a fair financial statements presentation. The results for the interim period are not necessarily indicative of the results to be expected for the year.

           (B) Principles of Consolidation
           -------------------------------

           The accompanying 2003 financial statements include the account of King Capital, LLC. The accompanying 2004 consolidated financial statements include the accounts of King Capital Holdings, Inc. and its 100% owned subsidiary King Capital, LLC. All intercompany accounts have been eliminated in the consolidation.

           (C) Use of Estimates
           --------------------

           In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period. Actual results could differ from those estimates.

           (D) Earnings Per Share
           ----------------------

           Basic and diluted net income per common share is computed based upon the weighted average common shares outstanding as defined by Financial Accounting Standards No. 128, "Earnings Per Share." As of March 31, 2004 and 2003, there were no common share equivalents outstanding.

           (E) Income Taxes
           ----------------

           For the three months ended March 31, 2004, the Company accounts for income taxes under the Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("Statement 109"). Under Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

           For the three months ended March 31, 2003, the members of King Capital Holdings, Inc. elected to be taxed as a partnership. Therefore, income was taxed directly to each member. Accordingly, no provision for income taxes is included in the accompanying financial statements for 2003.

NOTE 2     GOING CONCERN
------     -------------

           As reflected in the accompanying financial statements, the Company has a working capital deficiency of $6,701. This raises substantial doubt about its ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company's ability to raise additional capital. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

           Management believes that actions presently being taken to obtain additional funding provide the opportunity for the Company to continue as a going concern.

                           KING CAPITAL HOLDINGS, INC.
                                 AND SUBSIDIARY
                              FINANCIAL STATEMENTS
                 AS OF DECEMBER 31, 2003 (CONSOLIDATED) AND 2002









                   KING CAPITAL HOLDINGS, INC. AND SUBSIDIARY



                                    CONTENTS


PAGE        1     INDEPENDENT AUDITORS' REPORT

PAGE        2     BALANCE SHEETS AS OF DECEMBER 31, 2003 (CONSOLIDATED) AND 2002

PAGE        3     STATEMENTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2003
                  (CONSOLIDATED) AND 2002

PAGE        4     STATEMENTS OF STOCKHOLDERS' EQUITY FOR THE YEARS ENDED
                  DECEMBER 31, 2003 (CONSOLIDATED) AND 2002

PAGE        5     STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED
                  DECEMBER 31, 2003  (CONSOLIDATED)  AND 2002

PAGES    6 - 11   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors of:
King Capital Holdings, Inc.

We have audited the accompanying balance sheets of King Capital Holdings, Inc. and subsidiary as of December 31, 2003 (consolidated) and 2002 and the related statements of operations, stockholders' equity and cash flows for the years ended December 31, 2003 (consolidated) and 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly in all material respects, the financial position of King Capital Holdings, Inc. and subsidiary as of December 31, 2003 (consolidated) and 2002 and the results of its operations and its cash flows for the years ended December 31, 2003 (consolidated) and 2002 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 8 to the financial statements, the Company has a working capital deficiency of $14,750. This raises substantial doubt about its ability to continue as a going concern. Management's plans concerning this matter are also described in Note 8. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

WEBB & COMPANY, P.A.

Boynton Beach, Florida
April 15, 2004

                                          KING CAPITAL HOLDINGS, INC. AND SUBSIDIARY
                                                        BALANCE SHEETS
                                                      AS OF DECEMBER 31,

                                                            ASSETS
                                                            ------

                                                                                          2003
                                                                                     (Consolidated)              2002
                                                                                   -------------------      ----------------

CURRENT ASSETS
  Cash                                                                          $              6,112     $          10,855
  Accounts receivable, net                                                                    21,990                12,739
  Prepaid expenses                                                                             1,851                   593
                                                                                   -------------------      ----------------
       Total Current Assets                                                                   29,953                24,187

PROPERTY AND EQUIPMENT, NET                                                                   32,598                 2,049
                                                                                   -------------------      ----------------

TOTAL ASSETS                                                                    $             62,551     $          26,236
                                                                                   ===================      ================


                                              LIABILITIES AND STOCKHOLDERS' EQUITY
                                              ------------------------------------

CURRENT LIABILITIES
  Cash overdraft                                                                $              3,985     $            -
  Accounts payable and accrued expenses                                                       40,512                14,363
  Income taxes payable                                                                           206                  -
                                                                                   -------------------      ----------------

TOTAL CURRENT LIABILITIES                                                                     44,703                14,363
                                                                                   -------------------      ----------------

STOCKHOLDERS' EQUITY
  Preferred stock, $0.001 par value, 10,000,000 shares authorized, none
   issued and outstanding                                                                       -                     -
  Common stock, $0.001 par value, 100,000,000 shares authorized,
   33,101,400 and 30,000,000 shares issued and outstanding, respectively                      33,101                  -
  Additional paid in capital                                                                 (15,422)                 -
  Members' equity                                                                               -                   11,873
  Retained earnings                                                                            1,169                  -
  Less subscription receivable                                                                (1,000)                 -
                                                                                   -------------------      ----------------
       Total Stockholders' Equity                                                             17,848                11,873
                                                                                   -------------------      ----------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                      $             62,551     `          26,236
                                                                                   ===================      ================




                                         See accompanying notes to financial statements.
                                                              2


                                          KING CAPITAL HOLDINGS, INC. AND SUBSIDIARY
                                                   STATEMENTS OF OPERATIONS
                                               FOR THE YEARS ENDED DECEMBER 31,


                                                                               2003
                                                                          (Consolidated)                2002
                                                                        --------------------     -------------------

REVENUE                                                              $             374,890    $            136,340

OPERATING EXPENSES
  Payroll expense                                                                   71,653                    -
  Mortgage application costs and expenses                                          128,721                  28,322
  Advertising                                                                       87,806                  15,870
  In-kind contribution of services                                                    -                      8,000
  General and administrative                                                        85,386                  48,165
                                                                        --------------------     -------------------
        Total Operating Expenses                                                   373,806                 100,357
                                                                        --------------------     -------------------

INCOME FROM OPERATIONS                                                               1,324                  35,983

OTHER INCOME
  Interest income                                                                       51                      44
                                                                        --------------------     -------------------
         Total Other Income                                                             51                      44
                                                                        --------------------     -------------------

Income Before Provision for Income Taxes                                             1,375                  36,027

Provision for Income Taxes                                                             206                    -
                                                                        --------------------     -------------------

NET INCOME                                                           $               1,169    $             36,027
                                                                        ====================     ===================

 Net income per share - basic and diluted                            $                -       $               -
                                                                        ====================     ===================

Weighted average number of shares outstanding during the period
  - basic and diluted                                                           31,041,604              30,000,000
                                                                        ====================     ===================


                                        See accompanying notes to financial statements.
                                                               3


                                          KING CAPITAL HOLDINGS, INC. AND SUBSIDIARY
                                              STATEMENTS OF STOCKHOLDERS' EQUITY
                                 FOR THE YEARS ENDED DECEMBER 31, 2003 (CONSOLIDATED) AND 2002


                                                                                                            Additional
                                             Preferred Stock                   Common Stock                  Paid-In
                                          Shares         Amount           Shares           Amount             Capital
                                         ----------    -----------     -------------    ------------       -------------
Balance, December 31, 2001                -          $      --                  --          $       --          $       --

Capital contributions                     -                 --                  --                  --                  --

In-kind contribution of services          -                 --                  --                  --                  --

Distributions to members                  -                 --                  --                  --                  --

Net Income, 2002                          -                 --                  --                  --                  --
                                        ---          ---------          ----------          ----------          ----------

Balance, December 31, 2002                -                 --                  --                  --                  --

Common stock issued for cash              -                 --           3,101,400               3,101               6,349

Distributions to members                  -                 --                  --                  --                  --

Acquisition of King Capital, LLC          -                 --          30,000,000              30,000             (21,771)

Net Income, 2003                          -                 --                  --                  --                  --
                                         ---         ---------          ----------          ----------          ----------
BALANCE,
--------
 DECEMBER 31, 2003                        -          $      --          33,101,400          $   33,101          $  (15,422)
 -----------------                       ===         =========          ==========          ==========          ==========


                                             Members'           Retained         Subscription
                                              Equity            Earnings          Receivable              Total
                                           -------------       -----------       --------------        ------------

Balance, December 31, 2001                $       50           $       --          $       --           $       50

Capital contributions                          5,000                   --                  --                5,000

In-kind contribution of services               8,000                   --                  --                8,000

Distributions to members                     (37,204)                  --                  --              (37,204)

Net Income, 2002                              36,027                   --                  --               36,027
                                          ----------           ----------          ----------           ----------

Balance, December 31, 2002                    11,873                   --                  --               11,873

Common stock issued for cash                      --                   --              (1,000)               8,450

Distributions to members                      (3,644)                  --                  --               (3,644)

Acquisition of King Capital, LLC              (8,229)                  --                  --                   --

Net Income, 2003                                  --                1,169                  --                1,169
                                          ----------           ----------          ----------           ----------

BALANCE,
-------
 DECEMBER 31, 2003                        $       --           $    1,169          $   (1,000)          $   17,848
-----------------
                                          ==========           ==========          ==========           ==========



                                        See accompanying notes to financial statements.
                                                               4


                                          KING CAPITAL HOLDINGS, INC. AND SUBSIDIARY
                                                   STATEMENTS OF CASH FLOWS
                                               FOR THE YEARS ENDED DECEMBER 31,

                                                                                           2003
                                                                                      (Consolidated)               2002
                                                                                   --------------------     -----------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                                    $               1,169    $           36,027
   Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation expense                                                                        1,270                   108
    In-kind contribution of services                                                             -                    8,000
   Changes in operating assets and liabilities:
    (Increase) in:
     Accounts receivable                                                                       (9,251)              (12,739)
     Prepaid expenses                                                                          (1,258)                 (593)
    Increase in:
     Accounts payable and accrued expenses                                                     26,149                14,363
     Cash overdraft                                                                             3,985                  -
     Income tax payable                                                                           206                  -
                                                                                   --------------------     -----------------
         Net Cash Provided By Operating Activities                                             22,270                45,166
                                                                                   --------------------     -----------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment                                                          (31,819)               (2,157)
                                                                                   --------------------     -----------------
          Net Cash Used In Investing Activities                                               (31,819)               (2,157)
                                                                                   --------------------     -----------------

CASH FLOWS FROM FINANCING ACTIVITIES
   Proceeds from members' contributions                                                          -                    5,000
   Proceeds from sale of common stock                                                           8,450                  -
   Distributions to members                                                                    (3,644)              (37,204)
                                                                                   --------------------     -----------------
         Net Cash Provided By (Used In) Financing Activities                                    4,806               (32,204)
                                                                                   --------------------     -----------------

NET INCREASE (DECREASE) IN CASH                                                                (4,743)               10,805

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                                               10,855                    50
                                                                                   --------------------     -----------------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                                      $               6,112    $           10,855
                                                                                   ====================     =================

                                        See accompanying notes to financial statements.
                                                               5

                   KING CAPITAL HOLDINGS, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 2003 AND 2002


NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION
------------------------------------------------------------------

     (A)  Organization
     -----------------

     King Capital Holdings, Inc. was incorporated under the laws of the State of Florida on April 24, 2003.

     King Capital, LLC was formed as a limited liability company under the laws of the State of Ohio on November 29, 2001. King Capital, LLC is engaged in retail mortgage brokering activities to commercial and residential brokerage services in the State of Ohio.

     King Capital Holdings, Inc. and its wholly owned subsidiary King Capital, LLC are hereafter referred to as (the "Company").

     (B)  Principles of Consolidation
     --------------------------------

     The accompanying 2003 consolidated financial statements include the accounts of King Capital Holdings, Inc. from April 24, 2003 (inception) and its 100% owned subsidiary King Capital, LLC. The accompanying 2002 financial statements include the accounts of King Capital, LLC. All inter-company accounts have been eliminated in the consolidation (See Note 5(C)).

     (C)  Cash Equivalents
     ---------------------

     For purposes of the statements of cash flows, cash includes demand deposits with banks.

     (D)  Use of Estimates
     ---------------------

     In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period. Actual results could differ from those estimates.

     (E)  Property and Equipment
     ---------------------------

     Property and equipment are stated at cost, less accumulated depreciation. Expenditures for maintenance and repairs are charged to expense as incurred. Depreciation is provided using the straight-line method over the estimated useful life of three to seven years.

     (F)  Income Taxes
     -----------------

     For 2003, the Company accounts for income taxes under the Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("Statement 109"). Under Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     For 2002, the members of King Capital, LLC elected to be taxed as a partnership. Therefore, income was taxed directly to each member. Accordingly, no provision for income taxes is included in the accompanying financial statements for 2002.

     (G)  Business Segments
     ----------------------

     The Company operates in one segment and therefore segment information is not presented.

     (H)  Revenue Recognition
     ------------------------

     The Company recognizes revenue from brokerage fees when the mortgage is closed and the fees are earned. The Company records fees on a gross basis upon closing of the mortgage. The amounts paid to agents are recorded as a component of application costs and expenses in the statement of operations.

     (I)  Advertising Costs
     ----------------------

     Advertising costs are expensed as incurred. Advertising expense totaled $87,806 and $15,870 for the years ended December 31, 2003 and 2002, respectively.

     (J)  Income Per Share
     ---------------------

     Basic and diluted net income per common share is computed based upon the weighted average common shares outstanding as defined by Financial Accounting Standards No. 128, "Earnings Per Share." As of December 31, 2003 and 2002, there were no common share equivalents outstanding.

     (K)  New Accounting Pronouncements
     ----------------------------------

     In January 2003, the Financial Accounting Standards Board ("FASB") issued FIN No. 46, "Consolidation of Variable Interest Entities, and Interpretation of ARB 51". FIN No. 46 provides guidance on the identification of entities of which control is achieved through means other than voting rights ("variable interest entities" or "VIE's") and how to determine when and which business enterprise should consolidate the VIE (the "Primary Beneficiary").

     In addition, FIN No. 46 required that both the Primary Beneficiary and all other enterprises with a significant variable interest in a VIE make additional disclosures. The transitional disclosure requirements of FIN No. 46 are required in all financial statements initially issued after January 31, 2003, if certain conditions are met. The adoption of this pronouncement did not have a material effect on the Company's financial position or results of operations.

     In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities". SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". The changes in SFAS No. 149 improve financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. This statement is effective for contracts entered into or modified after June 30, 2003 and all of its provisions should be applied prospectively.

     In May 2003, the FASB issued SFAS No. 150, "Accounting For Certain Financial Instruments with Characteristics of both Liabilities and Equity". SFAS No. 150 changes the accounting for certain financial instruments with characteristics of both liabilities and equity that, under previous pronouncements, issuers could account for as equity. The new accounting guidance contained in SFAS No. 150 requires that those instruments be classified as liabilities in the balance sheet.

     SFAS No. 150 affects the issuer's accounting for three types of freestanding financial instruments. One type is mandatorily redeemable shares, which the issuing company is obligated to buy back in exchange for cash or other assets. A second type includes put options and forward purchase contracts, which involves instruments that do or may require the issuer to buy back some of its shares in exchange for cash or other assets. The third type of instruments that are liabilities under this Statement is obligations that can be settled with shares, the monetary value of which is fixed, tied solely or predominantly to a variable such as a market index, or varies inversely with the value of the issuer's shares. SFAS No. 150 does not apply to features embedded in a financial instrument that is not a derivative in its entirety.

     Most of the provisions of SFAS No. 150 are consistent with the existing definition of liabilities of FASB Concepts Statement No. 6, "Elements of Financial Statements". The remaining provisions of this statement are consistent with the FASB's proposal to revise that definition to encompass certain obligations that a reporting entity can or must settle by issuing its own shares. This statement is effective for financial instruments entered into or modified after May 31, 2003 and otherwise shall be effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of this pronouncement did not have a material effect on the Company's financial position or results of operations.

NOTE 2 ACCOUNTS RECEIVABLE
--------------------------

     Accounts receivable at December 31, 2003 and 2002 consisted of the following:


                                                           2003                    2002
                                                     -----------------       ------------------
       Accounts receivable                        $           21,990      $            12,739
       Less: allowance for doubtful accounts                    -                        -
                                                     -----------------       ------------------

       Property and equipment, net                $           21,990      $            12,739
                                                     =================       ==================

     For the years ended December 31, 2003 and 2002, the Company considers all accounts receivable collectable and has not recorded a provision for doubtful accounts.

NOTE 3 PROPERTY AND EQUIPMENT
-----------------------------

       The following is a summary of property and equipment at December 31:

                                                           2003                    2002
                                                     -----------------       ------------------
       Office equipment                           $            9,423      $             2,157
       Vehicle                                                23,953                     -
       Leasehold improvements                                    600                     -
       Less: accumulated depreciation                          1,378                      108
                                                     -----------------       ------------------

       Property and equipment, net                $           32,598      $             2,049
                                                     =================       ==================

     Depreciation expense for the years ended December 31, 2003 and 2002 was $1,270 and $108, respectively.

NOTE 4 COMMITMENTS AND CONTINGENCIES
------------------------------------

     The Company leases office space from its President under a two-year office lease agreement through August 2005 (See Note 7).

     Future minimum lease payments are approximately as follows:

     Year Ending December 31,
               2004                               $             2,000
               2005                                             1,500
                                                     ------------------

                                                  $             3,500
                                                     ==================

     Rent expense for the years ended December 31, 2003 and 2002 was $14,902 and $4,500, respectively.

NOTE 5 STOCKHOLDERS' EQUITY
---------------------------

     (A)  Stock Issued for Cash
     --------------------------

     During 2003, the Company issued 3,101,400 shares of common stock for cash of $8,450 and a subscription receivable of $1,000.

     (B)  Forward Stock Split
     ------------------------

     On September 26, 2003, the Company effected a three-for-one forward stock split to its common stockholders. All common stock shares and per share amounts have been retroactively restated to reflect the effect of the split.

     (C)  Acquisition Agreement
     --------------------------

     On September 22, 2003, King Capital Holdings, Inc. consummated an agreement with King Capital, LLC, pursuant to which King Capital, LLC exchanged all of its members' interest for 30,000,000 (10,000,000 pre-split) shares or approximately 90% of the common stock of King Capital Holdings, Inc. The Company has accounted for the transaction as a combination of entities under common control and accordingly, recorded the merger at historical cost. Accordingly, all shares and per share amounts have been retroactively restated.

     (D)  In-Kind Contribution of Services
     -------------------------------------

     During 2002, the Company recorded $8,000 for the fair value of services contributed to the Company by its president.

NOTE 6 INCOME TAXES
-------------------

     Income tax expense for the year ended December 31, 2003 is summarized as follows:

                                  Current               Deferred                Total
                              -----------------     ------------------     -----------------

     Federal               $              206    $              -       $              206
     State                               -                      -                     -
                              -----------------     ------------------     -----------------

                           $              206    $              -       $              206
                              =================     ==================     =================

     Income tax expense for the year ended December 31, 2003 differed from amounts computed by applying the statutory U.S. federal corporate income tax rate of 15% to income before income tax benefit as a result of the following:

     Expected income tax expense from operations  $           206
     Valuation allowance                                        -
                                                     ------------

                                                  $           206
                                                     ============

NOTE 7 RELATED PARTY TRANSACTION
--------------------------------

     During 2003, the Company entered into a two-year office lease agreement with a related party. The agreement calls for annual lease payments of $2,000.

NOTE 8 GOING CONCERN
--------------------

     As reflected in the accompanying financial statements, the Company has a working capital deficiency of $14,750. This raises substantial doubt about its ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company's ability to raise additional capital. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

     Management believes that actions presently being taken to obtain additional funding provide the opportunity for the Company to continue as a going concern.

                           KING CAPITAL HOLDINGS, INC.
                           126,400 Shares Common Stock

                                   PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


Until _____________, all dealers that effect transactions in these securities whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


                                   June 21, 2004


PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS II-1

Section 607.0850 of the Florida Statutes provides for the indemnification of officers, directors, employees, and agents. A corporation shall have power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

Article VII of our by-laws provides that we shall indemnify our authorized representatives to the fullest extent permitted or authorized by current or future legislation or by current or future judicial or administrative decision, against any fine, liability, cost or expense, including attorneys' fees, asserted against him or incurred by him in his capacity as a director, officer, agent, employee, or representative. This right of indemnification is not exclusive of other rights to which those seeking an indemnification may be entitled. Our by-laws also permit us to maintain insurance, at our expense, to protect us and any such person against any such fine, liability, cost or expense, whether or not we would have the legal power to directly indemnify him against such liability.

We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 25.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Securities and Exchange Commission           $                  2.91
registration fee
Federal Taxes                                $                     0
State Taxes and Fees                         $                     0
Transfer Agent Fees                          $              5,000.00
Accounting fees and expenses                 $              5,000.00
Legal fees and expenses                      $             10,000.00
Blue Sky fees and expenses                   $                     0
Miscellaneous                                $                     0
Total                                        $             20,002.91

All amounts are estimates other than the Commission's registration fee. We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

ITEM 26.   RECENT SALES OF UNREGISTERED SECURITIES

King Capital Holdings, Inc. was incorporated in the State of Florida on April 24, 2003 and 1,000,000 shares were issued to Sean King in reliance on the exemption under Section 4(2) of the Securities Act of 1933, as amended (the "Act"). Such shares were issued to Sean King as founders shares as compensation for payment of cash in the amount of $1,000.00 based on the par value of the stock. On September 26, 2003, our directors and shareholders approved a 3-1 forward split of our outstanding common shares increasing the amount of shares owned by Mr. King to 3,000,000.

In August 2003, we issued a total of 33,800 shares of our common stock to 39 shareholders at a price per share of $.25 for an aggregate offering price of $8,450. Such shares were issued in reliance on an exemption from registration under Section 4(2) of the Securities Act of 1933. On September 26, 2003, our directors and shareholders approved a 3-1 forward split of our outstanding common shares increasing the amount of shares owned by these investors to 101,400. The following sets forth the identity of the class of persons to whom we sold these shares and the amount of shares for each shareholder:

Todd Bragg                           1,200
Gregory Bruggeman                    1,200
Melissa Bruggeman                    1,200
Lisa Cohen                           1,200
Scott W. Costin                      3,000
Randall Furman                       1,200
Shelby Furman                        1,200
Lester Glaser                        3,000
Richard Glaser                       3,000
Alvin Goldstein                     12,000
Inge Goldstein                       2,400
Robert Gordon                        3,000
Frank Greenberg                      3,000
Kenneth Greenberg                   12,000
Denis R. King                        1,200
Denis R. King, Jr.                   1,200
Heather King                         1,200
Janus King                           1,200
Joan King                            1,200
Joseph and Diane Kocienda            3,000
Mark Kulkowitz                       1,200
Ronald McKenna                       1,200
Alexander Lichtman                   7,500
Max Lichtman                         7,500
Alan Lucera                          1,200
Amy Lybrook                          1,200
Harris Millman                       3,000
Nathan Orms                          1,200
Kevin Patterson                      1,200
Charlene Prosnik                     1,200
Jason Prosnik                        1,200
Stephanie Prosnik                    1,200
Vincent Prosnik                      1,200
Scott Rhodes                         2,400
Victor Rones                         3,000
Shirley Ryan                         3,000
Neil Studd                           1,200
Scott Shiffman                       3,000
Robin Warrens                        1,200

These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. The offering was not a "public offering" as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. We sold to a total of 39 investors, we only issued a total of 33,800 shares in the offering and we only sold the shares at $.25 per share for a total of $8,450. In addition, these investors had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares will not be immediately redistributed into the market and therefore not be part of a "public offering." In addition, these investors received a memorandum disclosing information on us similar to this prospectus. Each investor also completed a questionnaire to confirm that there were sophisticated and could bear the economic risk of their investment. Each of these investors had some form of prior relationship with Mr. King in that these investors were all either friends or family of Mr. King or friends of the family and friends of Mr. King. Therefore this offering was done with no general solicitation or advertising by Mr. King. Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

In September 2003, we issued a total of 10,000,000 shares of our common stock to Sean King and Shelley Goldstein pursuant to the Stock Purchase Agreement and Share Exchange between us and King Capital, LLC. Such shares were issued in reliance on an exemption from registration under Section 4(2) of the Securities Act of 1933. On September 26, 2003, our directors and shareholders approved a 3-1 forward split of our outstanding common shares increasing the amount of shares owned by these shareholders to 30,000,000 shares.

These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. The offering was not a "public offering" as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, Mr. King and Ms. Goldstein had the necessary investment intent as required by Section 4(2) since he agreed to and received a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a "public offering." Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

King Capital, LLC (the "Company") was formed as a Limited Liability Company under the laws of the State of Ohio on November 29, 2001 and 100 membership units were issued to Sean King in reliance on the exemption under Section 4(2) of the Securities Act of 1933, as amended (the "Act"). Such shares were issued to Sean King as founders shares as compensation.

We have never utilized an underwriter for an offering of our securities. Other than the securities mentioned above, we have not issued or sold any securities.

ITEM 27. EXHIBITS.

EXHIBIT
NUMBER          DESCRIPTION
------          -----------
3.1             Articles of Incorporation and Amendments *
3.2             By-Laws*
5.1             Opinion of Anslow & Jaclin, LLP
10.1            Interest Purchase Agreement and Share Exchange*

21.             Subsidiary**

23.1            Consent of Webb & Company, PA

*   Filed with the original SB-2 filing on November 7, 2003.

**  Filed with Amendment No.2 to Form SB-2 filed on February 6, 2004.


ITEM 28. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (b) To reflect in the prospectus any facts or events arising after the effective date of this registration statement, or most recent post-effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (c) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

                                   SIGNATURES


In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Lewis

Center, State of Ohio on June 21, 2004.



                     By: /s/ Sean King
                     ---------------------------------
                             Sean King
                             President, Chief Executive Officer,
                             Chief Financial Officer and
                             Chief Accounting Officer


                                POWER OF ATTORNEY

ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Sean King, true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any one of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof. In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.


By: /s/ Sean King         President, Chief Executive Officer,   Dated: June 21, 2004
------------------------  Chief Financial Officer and
        Sean King         Chief Accounting Officer
